Exhibit 99.1

Peoples First, Inc.	Press Release
24 S. Third Street • P.O. Box 550 • Oxford, PA 19363-0550 • (610) 932-9294 • FAX (610) 932-9343

FOR IMMEDIATE RELEASE
Contact:	Susan H. Reeves, SVP & CFO	January 20, 2004

PEOPLES FIRST, INC. ANNOUNCES RECORD EARNINGS UP 7.0%

Oxford, PA- Peoples First, Inc., the holding company for The Peoples Bank of Oxford, announced today record consolidated earnings of $5,195,000 for the year ended December 31, 2003, up 7.0% from earnings of $4,854,000 for the year 2002. Basic and diluted earnings per share for the year ended December 31, 2003 were $1.75 per share, up from $1.63 per share for the year 2002.  Earnings for the fourth quarter ended December 31, 2003, totaled $1,211,000, compared to earnings of $1,204,000 for the quarter ended December 31, 2002. Basic and diluted earnings per share for the fourth quarter of 2003 and 2002 were $.41 per share.   Higher earnings for the year ended 2003, compared to the same time in 2002, were attributed to increased net interest income and non-interest income, which more than offset increased non-interest expenses and the increased provision for loan losses.  Net interest income was up 5.8% for the year 2003, as increased interest income from the growth in assets offset the overall decline in net interest income from lower rates.  Non-interest income, which was up 7.4% for the year ended December 31, 2003 primarily reflects increases in income from mortgage banking activities, income from fiduciary activities, earnings from service charges on deposit accounts, and other income, partially offset by decreased investment management fees and by fewer realized gains on disposal of securities.  Operating expenses increased 4.2%, primarily as a result of higher salary and employee benefits expense, along with increased other operating expenses.

Total consolidated assets at December 31, 2003, were $459 million, up 12.3% from December 31, 2002.  Total deposits increased 14.3% and net loans increased 18.8% from December 31, 2002 to December 31, 2003.  Total assets under management by Peoples’ Trust Department were $147 million on December 31, 2003.

A dividend of $.17 per share, plus a special dividend of $.10, will be paid on February 13, 2004, to stockholders of record December 31, 2003.  Total dividends declared in 2003, including the $.10 special dividend, totaled $.74 per share, an increase of 25.4% from dividends of $.59 per share declared for the year 2002.

Hugh Garchinsky, CEO and President of Peoples First, Inc., commented,

“This was certainly a notable year at Peoples.  Clearly, the news that dominated was our signing a definitive merger agreement with National Penn Bancshares in December.  This was excellent news for our shareholders who have seen a very significant increase in the price of their Peoples’ stock.  National Penn is a strong institution that shares the same business philosophy as Peoples, and we are confident of an excellent partnership going forward.  We will be providing much more information in the near future to our shareholders as we seek their approval on this merger.

In terms of our operations, we continued to make good progress in 2003.  Our earnings were at record levels, despite one of the most difficult interest rate environments in many, many years.  Both deposit and loan growth exceeded our expectations for the year, though deposit growth showed signs of slowing both at Peoples and in the industry as a whole in the latter part of 2003.  A major factor in earnings growth was a record year in residential mortgage originations, but, again, we saw a slowdown in mortgage volume in the fourth quarter.  Revenues from our investment management functions grew nicely in 2003, and we are hoping for even more significant growth in 2004 in this area.  In less visible ways, our employees continue to make a very positive impact in the communities that we serve both through their volunteer efforts and in directing Peoples’ charitable contributions.

As we move forward into 2004, our customers can expect us to maintain the same high quality service as we have provided in the past.  We will enhance our service to customers after the National Penn merger with a broader array of products and locations.

We are grateful for all who have contributed to our success and look forward to a bright future in 2004 and beyond.”

The Peoples Bank of Oxford, a wholly owned subsidiary of Peoples First, Inc., provides a broad range of consumer and commercial banking, investment and trust services.  Founded in 1913, the Bank has nine offices in Oxford, Jennersville, Jenner’s Pond, Avondale, Longwood, Kennett Square and Georgetown, Pennsylvania and Rising Sun, Maryland.   Peoples First stock is traded over the counter under the symbol “PPFR”.